Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated July 31, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3N4

Principal Amount (in Specified Currency): $30,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: July 31, 2009

Original Issue Date: August 5, 2009

Stated Maturity Date: August 5, 2011

Interest Rate: 1.60% per annum

Interest Payment Dates: The 5th of each February and August, commencing on February 5, 2010, and on the Stated Maturity Date

Net Proceeds to Issuer: $ 29,982,000

Agents' Discount or Commission: 0.06%

Agents:	Banc of America Securities LLC
	Credit Suisse Securities (USA) LLC
Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Day Count Convention:
	[X] 30/360
	[  ] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, unadjusted
	[  ] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:




ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of an Appointment Agreement dated July 31, 2009 and the Appointment Agreement Confirmation dated July 31, 2009 (collectively, the "Credit Suisse Appointment Agreement") between Toyota Motor Credit Corporation ("TMCC") and Credit Suisse Securities (USA) LLC ("Credit Suisse"), Credit Suisse, acting as principal, has agreed to purchase and TMCC has agreed to sell to Credit Suisse $10,000,000 principal amount of the Notes (the "Credit Suisse Notes") at 99.94% of such principal amount. Credit Suisse will receive a discount or commission equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC ("Banc of America"), Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, Banc of America, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America $20,000,000 principal amount of the Notes (the "Banc of America Notes") at 99.94% of such principal amount. Banc of America will receive a discount or commission equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the Credit Suisse Appointment Agreement, the obligations of Credit Suisse and Banc of America to purchase the Credit Suisse Notes and the Banc of America Notes, respectively, are several and not joint, and in the event of a default by either Credit Suisse or Banc of America, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Credit Suisse and Banc of America is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.